FOR IMMEDIATE RELEASE
                                Investor Contact:          Kevin Helmintoller
                                                           (404) 814-5742
                                Media Contact:             Robert Mead
                                                           (212) 445-8208


                 MAGELLAN ANNOUNCES THE CLOSING OF THE CRESCENT
            TRANSACTIONS, AN AMENDED BANK FACILITY, BOND REPURCHASE
                      OFFER AND EXPIRATION OF EUROPEAN SALE

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ATLANTA,  GA,  June  17,  1997 --  Magellan  Health  Services,  Inc.  (NYSE:MGL)
announced  that  the  transactions   with  Crescent  Real  Estate  Equities  Co.
(NYSE:CEI) and its affiliates closed today. Charter Behavioral Health Systems began operations as a privately held joint venture owned by Magellan and Crescent Operating Inc. Magellan will now focus on the higher growth segments of behavioral and other specialty managed care, public sector privatization and franchise operations. Simultaneously with this closing, Magellan entered into an amended $200 million credit facility with a group of commercial banks to assist the Company in its acquisition and product expansion strategy.
         As a result of the Crescent transactions the Company is also offering to repurchase the 11.25% Senior Subordinated Notes at 101% of face value per the
terms  of  the  indenture.   Notices  are  being  distributed   immediately  and
bondholders will have until July 17 to respond.
         Separately, Magellan announced that the sale of the European operations to Priory Hospitals Limited has been referred to the Monopolies and Mergers
Commission (MMC) by the Office of Fair Trade under the provisions of the Fair Trading Act. The MMC is required to make

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their  report by  September  15, 1997.  However,  the time period for  receiving regulatory approval per the agreement with Priory has expired and Magellan is exploring other alternatives.
         Mac Crawford, chairman, president, and CEO said, "The closing of the Crescent transactions marks a significant step in the continuing development of Magellan's strategy. Management has concentrated heavily on closing these transactions and can now focus on the growth of the other segments of our business. Proceeds from the Crescent transactions will immediately strengthen Magellan's balance sheet. Nearly $200 million will be used to pay down the Company's current bank credit facility and outstanding industrial revenue bonds and the Company will have over $500 million in cash and available credit."
         Crawford continued, "Though I am disappointed that the sale to Priory has not closed, it is important to remember that the European facilities are some of our most profitable operations and contribute significantly to earnings per share on a quarterly basis. We also believe there are opportunities to pursue franchise expansion in Europe."
         Magellan Health Services, Inc. is one of the country's largest integrated behavioral health care companies. Its business units include:
Majority owned Green Spring Health Services, a leader in behavioral managed care services; Magellan Public Solutions, serving public sector agencies with
privatized   behavioral  health  services;   Charter  Franchise   Services,   an
international franchisor of behavioral health care systems; and 50% interest in Charter Behavioral Health Systems, the largest operator of free-standing behavioral facilities in the U.S.

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